MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                     For the six months ended June 30, 1998

OVERVIEW
On July 23, 1998, AT&T completed the merger with Teleport Communications Group Inc. (TCG), the largest competitive local exchange carrier. Each share of TCG common stock was exchanged for 0.943 of AT&T common stock resulting in an issuance of 181.6 million shares in the transaction. The merger was accounted for as a pooling of interests, and accordingly, AT&T's historical financial statements have been restated to reflect the combined results of AT&T and TCG.

Pursuant to Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30) the consolidated financial statements of AT&T Corp. ("AT&T" or the "Company") reflect the dispositions of AT&T's submarine systems business (SSI), which was sold to Tyco International Ltd. on July 1, 1997, and the sale of Universal Card Services, Inc. (UCS) which was sold to Citibank on April 2, 1998, as discontinued operations. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of SSI and UCS have been excluded from the respective captions in the Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows, and have been reported through their respective dates of disposition as "Income from discontinued operations", net of applicable income taxes; as "Net assets of discontinued operations"; and as "Net cash provided by discontinued operations."

The discussion and analysis of AT&T's results of operations is discussed for consolidated AT&T, as well as by business segment: business services, consumer services, wireless services, and other and corporate. Supplemental information is also included for local services, new wireless services businesses, AT&T Solutions, WorldNet and other on-line services, and international operations and ventures. Earnings before interest and taxes (EBIT), total assets and other related information is discussed for the consolidated results of AT&T and by business segment.

AT&T defines EBIT as operating income plus other income and is a measure used by our chief operating decision makers to measure AT&T's consolidated operating results before interest and taxes and to measure segment profitability. Interest and taxes are not allocated to our segments because debt is managed and serviced and taxes are managed and calculated at the consolidated level. Trends in interest and taxes are discussed separately on a consolidated basis. Management believes EBIT is a meaningful measure to disclose to investors because it provides investors with an analysis within MD&A of operating results using the same measures used by the chief operating decision makers of AT&T, provides a return on total capitalization measure and it allows investors a means to evaluate the financial results of each segment to consolidated AT&T. EBIT may or may not be consistent with the calculation of EBIT for other public companies and EBIT should not be viewed by investors as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity.

EBITDA is also used by management as a measure of segment performance and is defined as EBIT plus depreciation and amortization. We believe it is meaningful to investors as a measure of each segment's liquidity and allows investors to evaluate segments liquidity using the same measure as is used by the chief operating decision makers of AT&T. Consolidated EBITDA is also provided for comparison purposes. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, EBITDA does not take into effect changes in certain assets and liabilities which can effect cash flow.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                                Six months
                                                  ended
                                                June 30,            Change
$ in millions                                 1998     1997        $       %

Total revenues.............................$26,042  $25,584   $   458     1.8%

OTHER INCOME STATEMENT ITEMS*
Operating income.........................    832    3,098    (2,266)  (73.1)%
Operating margin.........................    3.2%    12.1%



Income from continuing operations.........  1,055    1,920      (865)  (45.1)%
Diluted earnings per share,
  continuing operations...................$  0.58  $  1.08   $ (0.50)  (46.3)%

OTHER DATA*
EBIT......................................  1,845    3,337    (1,492)  (44.7)%
EBITDA....................................  4,068    5,279    (1,211)  (22.9)%

CASH FLOW:
Provided by operating activities..........$ 3,913   $2,780   $ 1,133    40.8%
Provided by(used in) investing activities.  8,547   (1,939)   10,486   540.8%
Used in financing activities.............. (5,025)    (919)   (4,106) (446.8)%

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


       * Operating income for the first six months of 1998 included $3,344 million of restructuring and other charges, with an after-tax diluted earnings per share reduction of approximately $1.14 per share. EBIT for the six months ended June 30, 1998 also included pre-tax gains on the sales of LIN Television Corporation (LIN-TV) of $317 million, AT&T Solutions Customer Care of $350 million and AT&T's investment in SmarTone Telecommunications Holdings Limited (SmarTone) of $103 million. After taxes, these gains totaled approximately $0.27 per diluted share.

       Operating income for the six months ended June 30, 1997 contained a $160 million charge, or a reduction of approximately $0.05 per share, for exiting the two-way messaging business and a $100 million benefit, or approximately $0.03 per share, from the reversal of pre-1995 restructuring charges. In addition, EBIT also included a $97 million pre-tax gain, or approximately $0.03 per share after-tax, on the sale of AT&T Skynet Satellite Services (Skynet).


Revenues from continuing operations increased $458 million, or 1.8%, for the six months ended June 30, 1998 compared to the same period in 1997. Long-distance services revenues decreased 0.9% compared to the first six months of 1997, while calling volumes increased 4.8%.

Operating income decreased $2,266 million, or 73.1%, to $832 million for the six months ended June 30, 1998 compared to the same period in 1997. For the six months ended June 30, 1998, operating margin declined 890 basis points compared to the first six months of 1997. In the first six months of 1998 EBIT decreased $1,492 million, or 44.7%, to $1,845 million from $3,337 million in the first six months of 1997.

  For the first six months of 1998, excluding the impact of the 1998 charges and the 1997 charge and reserve reversal noted above, operating income increased $1,018 million, or 32.2%, to $4,176 million and operating margin improved 370 basis points. Excluding the gains, charges and reserve reversal, EBIT increased $1,119 million, or 33.9%, to $4,419 million from $3,300 million in the first six months of 1997. These increases were primarily due to the Company's cost reduction efforts partially offset by higher depreciation and amortization expenses which reflect our continued investments in the AT&T networks.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


For the six months ended June 30, 1998, earnings per share was $0.58, a decrease of $0.50, or 46.3%, compared to earnings per share of $1.08 for the same period in 1997. Excluding the gains, charges and reserve reversal, earnings per share was approximately $1.45, an increase of approximately $0.38, or 35.5%, compared to 1997.


RESULTS OF OPERATIONS


                                                Six months
                                                  ended
                                                June 30,           Change
$ in millions                                 1998      1997     $       %

REVENUES
Business services..........................$11,373   $10,984  $ 389     3.5%
Consumer services.......................... 11,283    11,801   (518)   (4.4)%
Wireless services..........................  2,477     2,271    206     9.1%
Other and corporate........................  1,549     1,199    350    29.1%
Eliminations...............................   (640)     (671)    31     4.6%
Total revenues.............................$26,042   $25,584  $ 458     1.8%

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

REVENUES
For the first six months of 1998, revenues from continuing operations increased $458 million, or 1.8%, compared to the same period in 1997. Increases in business services, other and corporate and wireless services revenues were partially offset by a decline in consumer services revenue. Long-distance services revenues declined 0.9% for the six months ended June 30, 1998 compared to the same period in 1997 as calling volumes increased 4.8%.

OPERATING EXPENSES
Access and other interconnection expenses for the six months ended June 30, 1998 decreased $683 million, or 8.0%, compared to the same period in 1997. The decline relates primarily to lower international settlement rates, a reduction in access charges due to a reduction in per minute access expenses and AT&T's continuing efforts to manage these costs. Reductions in per-minute access expenses were partially offset by Primary Interexchange Carrier Charges (PICC), AT&T's contribution to the Universal Service Fund (USF) and volume increases. Access and other interconnection expenses as a percentage of long-distance services revenues were 34.7% for the first half of 1998 and 37.4% for the first half of 1997.

Network and other communications services expenses increased $141 million, or 3.1%, for the first six months of 1998 compared to the same period of 1997. Increased costs related primarily to increased data traffic on the AT&T network, higher expenditures for wireless handsets, costs associated with the expansion of the local communications network and the first quarter 1997 reversal of the non-recurring pre-1995 restructuring charge. These increases were partially offset by a lower provision for uncollectibles and $80 million of the two-way messaging charge recorded in the first quarter of 1997.

For the six month period ended June 30, 1998, depreciation and amortization expenses increased $286 million, or 15.0%, from the same period in 1997. Excluding the $80 million impact of the two-way messaging charges in the first quarter of 1997, depreciation expense increased $366 million, or 20.0%, for the six months ended June 30, 1998, compared to the same period in 1997. These increases were primarily due to continued high levels of capital expenditures.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

For the six months ended June 30, 1998, selling, general and administrative (SG&A) expenses decreased $364 million, or 4.9%, compared to the same period in 1997. The reduced level of expenses reflects AT&T's efforts to achieve a best-in-class cost structure, including the removal of $1.6 billion in SG&A expenses from the business in 1998 (excluding Teleport Communications Group, Inc. (TCG)) and a 22% ratio of SG&A expenses to revenues by the end of 1999. Excluding SG&A expenses for TCG, SG&A expenses for the six months ended June 30, 1998 decreased $435 million, or 5.9%, compared to the six months ended June 30, 1997. The decrease was due primarily to a decline in costs associated with marketing and sales in consumer services, as a result of better targeting and efficiency gains in customer acquisition efforts, and lower marketing and sales in business services, achieved largely through consolidation of functions and reductions of support staff headcount. These declines were partially offset by increased expenses for new wireless services businesses due to the activation of new markets since June 1997, higher costs associated with the year 2000 initiatives and higher local costs primarily resulting from TCG's expanded business. For the six months ended June 30, 1998, SG&A expenses as a percentage of total revenues decreased to 27.2% compared to 29.1% for the first six months of 1997. In order to achieve a $1.6 billion reduction in SG&A expenses for 1998, AT&T must reduce SG&A expenses at a greater rate in the second half of 1998 versus the first half. Much of this expense reduction will be achieved as a result of headcount reductions associated with the VRIP.

AT&T has established processes for evaluating and managing the risks and costs associated with preparing our systems and applications for the year 2000. The Company expects to incur internal staff costs as well as consulting and other expenses related to the conversion and testing of our systems and applications. We incurred $96 million in expenses for the year 2000 in the six month period ended June 30, 1998. We expect the cost of this project to be approximately $300 million in 1998. More than half of these costs represent internal information technology resources that have been redeployed from other projects and are expected to return to these projects upon completion. We plan on having substantially all modifications completed by the end of 1998, leaving a full year for testing. We are still assessing the impact to us, if any, in 1999.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Restructuring and other charges for the six months ended June 30, 1998 totaled $3,344 million. This is comprised of second quarter charges of $2,743 million plus a $601 million pre-tax charge recorded in the first quarter of 1998. During the second quarter of 1998 AT&T recorded restructuring charges of $2,743 million primarily in connection with a plan, announced on January 26, 1998, to reduce headcount by 15,000 to 18,000 over two years as part of the Company's overall cost reduction program. In connection with this plan, a voluntary retirement incentive program (VRIP) was offered to eligible management employees. Approximately 15,300 management employees accepted the VRIP offer. The restructuring charges of $2,743 million include a pre-tax charge of $2,724 million, comprised of $2,412 million for pension special termination benefits and other costs and $312 million for postretirement special termination benefits and curtailment losses. This amount will be partially offset by approximately $1.1 billion of gains to be recognized in the third and fourth quarters of this year as employees' pension benefit obligations are settled. The amount of gains to be recognized in future periods is subject to market fluctuations. Due to the capital market downturn and the lowering of the discount rate, as of the beginning of October, we estimate that the gains will be $0.7 billion.

The restructuring charges of $2,743 million also include pre-tax charges of $125 million for facility costs and $150 million for executive separation costs. The second quarter charges were partially offset by the reversal of $256 million (pre-tax) of 1995 business restructuring reserves primarily resulting from the overlap of VRIP on certain 1995 projects.

The $601 million first quarter charge related to the Company's decision not to pursue Total Service Resale (TSR) as a local service strategy. The pre-tax charge includes a $543 million write-down of software, $42 million primarily related to equipment associated with the software platform and $16 million for the termination of certain contracts. The Company's in-market experiences and results have proven that the TSR solution is not economically viable for the short-term or the long-term.

AT&T continues its financial and operational review of the various alternatives for entering the local market, including the impacts associated with the merger with TCG and the pending merger with Tele-Communications, Inc. (TCI). In addition, certain fixed assets which were purchased as part of the TSR initiative may also be impaired. These assets are currently being evaluated in conjunction with the TCG merger to determine if any assets are impaired. Management expects to complete this review by the end of the fourth quarter.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OTHER INCOME STATEMENT ITEMS
For the six months ended June 30, 1998, other income-net increased $774 million, or 323.9%, to $1,013 million compared with the same period in 1997. This increase is mainly due to pre-tax gains associated with the strategy of exiting non-strategic businesses. In 1998, we recorded gains on the sales of AT&T Solutions Customer Care of $350 million, LIN-TV of $317 million and SmarTone of $103 million as well as an increase in interest income on temporary cash investments. These increases were partially offset by the $97 million pre-tax gain on the sale of Skynet in 1997.

Interest expense increased $42 million, or 24.9%, for the six months ended June 30, 1998 compared to the same period in 1997. These increases were mainly due to the reclassification of interest expense from discontinued operations to continuing operations resulting from AT&T not retiring all of the UCS related debt upon the sale of UCS.

The provision for income taxes for the six months ended June 30, 1998 decreased $669 million, or 53.4%, compared with the same period in 1997. Excluding the impact of the first and second quarter restructuring and other charges, the provision for income taxes for the six months ended June 30, 1998 increased $610 million, or 48.9%, compared with the same period in 1997. The increase is primarily due to an increase in income before income taxes partially offset by a lower effective tax rate. The adjusted effective tax rate for the six months ended June 30, 1998 was 37.4% a decrease of 200 basis points from the six months ended June 30, 1997. The decrease in the effective tax rate was principally due to the tax impacts of certain investment dispositions and foreign legal entity restructurings.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Income from discontinued operations decreased $59 million for the six month period ended June 30, 1998, compared to the same period of 1997. In 1998 the results of discontinued operations included the results of UCS. In 1997 the results of discontinued operations included the results of both UCS and SSI, which was sold on July 1, 1997. On April 2, 1998, AT&T sold UCS for $3,500 million, resulting in an after-tax gain on sale of discontinued operation of $1,290 million or $.71 per share.

SEGMENT RESULTS
AT&T's results are segmented according to the Company's primary lines of business: business services, consumer services, and wireless services. A fourth segment, identified as other and corporate, includes the results of AT&T Solutions, international operations and ventures, on-line services such as AT&T WorldNet Internet access, and various other items. The results of these four segments plus the impact of the elimination of internal business sum to AT&T's total results. The following is a discussion of each of these segments, as well as supplemental information on local services, new wireless services businesses, AT&T Solutions, WorldNet and other on-line services, and international operations and ventures.

AT&T defines EBIT as operating income plus other income and is a measure used by our chief operating decision makers to measure AT&T's consolidated operating results before interest and taxes and to measure segment profitability. Interest and taxes are not allocated to our segments because debt is managed and serviced and taxes are managed and calculated at the consolidated level. Trends in interest and taxes are discussed separately on a consolidated basis. Management believes EBIT is a meaningful measure to disclose to investors because it provides investors with an analysis within MD&A of operating results using the same measures used by the chief operating decision makers of AT&T, provides a return on total capitalization measure and it allows investors a means to evaluate the financial results of each segment to consolidated AT&T. EBIT may or may not be consistent with the calculation of EBIT for other public companies and EBIT should not be viewed by investors as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity.

EBITDA is also used by management as a measure of segment performance and is defined as EBIT plus depreciation and amortization. We believe it is meaningful to investors as a measure of each segment's liquidity and allows investors to evaluate segments liquidity using the same measure as is used by the chief operating decision makers of AT&T. Consolidated EBITDA is also provided for comparison purposes. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, EBITDA does not take into effect changes in certain assets and liabilities which can effect cash flow.


Total assets for each segment include all assets, except interentity receivables. Deferred taxes, prepaid pension assets, and corporate-owned or leased real estate are held at the corporate level and therefore are included in the other and corporate segment. Shared network assets are allocated to the segments based on the prior three years' volumes and are reallocated each January.

BUSINESS SERVICES
Business services results reflect sales of long-distance services (domestic and international, inbound and outbound, inter- and intraLATA toll services, calling card and operator-handled services, data services, messaging and other network enabled services), local services and web hosting and other electronic commerce services.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                            Six months
                                               ended
                                             June 30,             Change
$ in millions                           1998          1997      $       %
Revenue..............................$11,373      $ 10,984    $389     3.5%

EBIT.................................  2,379         2,244     135     6.0%
EBITDA...............................  3,409         3,071     338    11.0%

OTHER ITEMS
Capital additions....................$ 1,717      $  1,304    $413    31.5%

                                   At June 30,   At Dec. 31,      Change
                                        1998          1997      $       %
Total assets*........................$15,933      $ 15,030    $903     6.0%

* Includes allocated shared network assets of $10,816 and $10,246 at June 30, 1998 and December 31, 1997, respectively.

REVENUE
Business service revenue grew to $11,373 million in the six months ended June 30, 1998, compared to the six months ended June 30, 1997. This is an increase of $389 million, or 3.5%, compared to the first six months of 1997. Adjusted for the sales of Tridom and Skynet, revenues grew 4.1% in the six months ended June 30, 1998, compared to the same period in 1997. Data services led the growth in business services revenue with double-digit increases for the six month period ended June 30, 1998, compared to the same period in 1997, though growth was tempered by an outage in AT&T's frame relay network in April 1998. AT&T did not bill customers for service during the outage and for a period of time until the cause and solution of the problem were identified. Though essentially immaterial to AT&T's overall earnings, the interruption reduced business services' revenue growth. Based on favorable customer response to AT&T's handling of the situation, this impact is expected to be confined to the second quarter.

For the six months ended June 30, 1998, long-distance services revenue increased 3.3% compared to the same period in 1997. For the six months ended June 30, 1998, long-distance calling volume increased at a low-double-digit rate compared to the same period in 1997. The volume increase was led by growth in inbound calling. Volume growth continues to be pressured by lower usage of calling cards and operator-handled services, which are increasingly being replaced by wireless service. Voice-related revenue for the six months ended June 30, 1998, was essentially flat compared to the same periods last year, as AT&T continues to experience declines in average revenue per minute. Price declines have occurred due primarily to competitive forces; however, other factors such as migration from switched to nodal services and growth in lower-priced intraLATA minutes have also contributed to the decline in average price.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

EBIT/EBITDA
EBIT increased 6.0% to $2,379 million for the six months ended June 30, 1998, from $2,244 million in the same period in 1997. EBITDA increased 11.0% to $3,409 million for the first six months of 1998 from $3,071 million for the six months ended June 30, 1997. Excluding the first quarter 1997 gain on the sale of Skynet, EBIT increased 10.8% to $2,379 million from $2,147 million and EBITDA increased 14.6% to $3,409 million from $2,974 million. The increases were driven by progress toward AT&T's company-wide cost reduction goals. In particular, streamlining of customer care and sales support functions, including significant headcount reductions contributed to the increases. Higher levels of depreciation accounted for the slower rate of EBIT growth as compared EBITDA.

OTHER ITEMS
For the six months ended June 30, 1998, capital additions increased $413 million, or 31.5%, compared to the same period in 1997. Capital additions for the first six months of 1998 include investment in AT&T's SONET program, the AT&T Digital Link product for local service and data networks.

Total assets increased $903 million, or 6.0%, to $15,933 million at June 30, 1998, from $15,030 million at December 31, 1997. The increase was primarily due to 1998 capital expenditures and the reallocation of shared network assets, partially offset by current year depreciation.

CONSUMER SERVICES
Consumer services results reflect sales of long-distance services (including domestic and international, inter- and intraLATA toll services, calling card and operator handled calling, and prepaid calling cards) and local service to residential customers.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                             Six months
                                               ended
                                             June 30,               Change
$ in millions                          1998           1997        $        %
Revenue.............................$11,283        $11,801   $  (518)    (4.4)%

EBIT................................  2,892          2,242       650     29.0%
EBITDA..............................  3,236          2,608       628     24.0%

OTHER ITEMS
Capital additions...................$   140        $   319   $  (179)   (56.2)%

                                  At June 30,    At Dec. 31,        Change
                                       1998           1997        $        %
Total assets*.......................$ 6,867        $ 7,923   $(1,056)   (13.3)%

* Includes allocated shared network assets of $3,100 and $4,168 at June 30, 1998 and December 31, 1997, respectively.


REVENUE
For the six months ended June 30, 1998, revenues decreased $518 million, or 4.4%, on a low-single-digit decline in calling volumes. The decline in revenue for the six months ended June 30, 1998, resulted in part from access cost reductions implemented in July 1997, which we have passed along to customers through lower basic rates and migration to more favorable calling plans. The controlled migration of customers to more favorable calling plans concurrent with reductions in the Company's cost structure is a key part of AT&T's strategy to retain profitable customers. As a result of this strategy, AT&T now has over 23 million customers on its One Rate plans, including more than 10 million on One Rate Plus. More than 75% of AT&T's consumer long-distance minutes were generated by customers on optional calling plans. Also, the Company's emphasis on high-value customers results in fewer customer acquisitions. While this approach continues to restrain revenue and volume growth, it is key to AT&T's strategy of optimizing its customer base for profitable future growth.

Competition in domestic and international long-distance markets, including the impact of dial around, contributed to the lower revenue and volume growth rates for the six months ended June 30, 1998, as did substitution of wireless services for calling card and other higher-priced long-distance services. Reductions in international long-distance pricing consistent with falling international settlement rates also contributed to the decrease in revenue.

AT&T's progress in intraLATA toll markets for the six months ended June 30, 1998 continues to offset part of the decline in revenue and volume. AT&T now competes in 42 states for presubscribed local toll service, has claimed double-digit market share in each state, and now has 11 million total subscribed intraLATA customers.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


EBIT/EBITDA
For the first six months of 1998, EBIT increased 29.0% to $2,892 million and EBITDA increased $628 million, or 24.0%, to $3,236 million. These increases were driven primarily by reduced marketing and sales expenses. AT&T's focus on high-value customers has led to lower, yet more productive customer acquisition and retention spending. Simplification and consolidation of marketing messages has also generated substantial efficiencies, and consumer services has increased its use of alternate, more efficient distribution channels. To date, AT&T has received over 52 thousand on-line orders for various consumer services. For example, One Rate On-line offers activation, customer care and billing over the Internet with payment via credit card.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

WIRELESS SERVICES
Wireless services results include sales of wireless services and products to customers in 850 MHz cellular markets and 1.9 GHz markets. Also included are the results of the messaging, aviation communications, and wireless data divisions, as well as the costs associated with the development of fixed wireless technology. The impact of the new 1.9 GHz markets, wireless data, two-way messaging and fixed wireless development are discussed as "new wireless services businesses"; all other wireless results are reflected as "core" businesses.

TOTAL WIRELESS SERVICES

                                             Six months
                                                ended
                                              June 30,            Change
$ in millions                           1998          1997       $       %
Revenue..............................$ 2,477       $ 2,271    $ 206     9.1%

EBIT.................................    182           128       54    41.9%
EBITDA...............................    711           623       88    14.1%

OTHER ITEMS
Capital additions....................$   413       $ 1,123    $(710)  (63.2)%

                                   At June 30,   At Dec. 31,      Change
                                        1998          1997       $       %
Total assets.........................$18,026       $18,540    $(514)   (2.8)%

REVENUE
Wireless services revenue grew $206 million, or 9.1%, in the first six months ended June 30, 1998, compared to the same period of 1997. The increase was driven by the overwhelming response to AT&T's Digital One Rate offer coupled with our ongoing focus on high-value customers. Digital One Rate is a key element of our ongoing efforts to acquire and retain profitable, high-value customers. This strategy has had a significant positive impact on average revenue per user (ARPU), slowing its decline.

Migration of customers to digital service is another key element of AT&T's wireless strategy. Digital service generates lower network costs and improves customer retention. As of June 30, 1998, 45% of AT&T's 6.484 million consolidated subscribers used digital service, up from 21% at June 30, 1997. Including partnership markets, the Company had over 3.4 million digital subscribers at the end of the second quarter of 1998.

Total cellular customers served by companies in which AT&T has or shares a controlling interest increased 15.4% to 8.750 million at June 30, 1998, from
7.584 million  at June 30, 1997.   At June  30, 1998, there  were 1.345  million

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

messaging subscribers compared to 1.231 million, or a 9.3% increase, compared to a year ago.


EBIT/EBITDA
EBIT was $182 million for the first six months of 1998, an increase of $54 million, or 41.9%, from $128 million for the first six months of 1997. Excluding the second quarter 1998 gain on the sale of SmarTone, EBIT was $79 million, a decrease of $209 million, or 72.5%, from $288 million in 1997 excluding the first quarter 1997 charge to exit the two-way messaging business. The decrease was due primarily to higher losses for new wireless services businesses in the current year compared to the prior year period. EBIT for new wireless services businesses was negative $315 million for first six months of 1998, compared to negative $259 million for the first six months of 1997. Excluding the first quarter 1997 charge to exit the two-way messaging business, EBIT for new wireless services businesses decreased $216 million. The decline was due primarily to the roll-out of additional markets. Core EBIT was $497 million for the first six months of 1998, compared to $387 million for the same period last year. Excluding the second quarter SmarTone gain, core EBIT was $394 million for the first six months of 1998. This represents an improvement of $7 million from the same period in 1997.

EBITDA was $711 million in the first six months of 1998, an increase of $88 million, or 14.1%, from $623 million for the first six months of 1997. Excluding the second quarter SmarTone gain, EBITDA was $608 million, a decrease of $95 million compared to 1997 excluding the first quarter charge. EBITDA for new wireless services businesses was negative $226 million for the first six months of 1998, compared to negative $163 million for the first six months of 1997. Excluding the first quarter 1997 charge to exit the two-way messaging business, EBITDA for new wireless services businesses decreased $143 million. The decline was due primarily to the roll-out of additional markets. Core EBITDA was $937 million for the first six months of 1998, compared to $786 million for the same period last year. Excluding the second quarter SmarTone gain, core EBITDA was $834 million for the first six months of 1998. This represents an improvement of $48 million from the same period in 1997.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OTHER ITEMS
Capital additions decreased $710 million to $413 million for the six month period ended June 30, 1998, compared with $1,123 million for the same period in 1997. These decreases were primarily due to the completion of the majority of AT&T's 1.9 GHz market buildouts. Capital spending for the year-to-date period ended June 30, 1998 was directed primarily at expanding coverage in new and traditional markets.

NEW WIRELESS SERVICES BUSINESSES


                                            Six months
                                              ended
                                             June 30,            Change
$ in millions                          1998           1997      $       %
Revenue..............................$   93         $    5   $  88     NMF

EBIT.................................  (315)          (259)    (56)   (21.6)%
EBITDA...............................  (226)          (163)    (63)   (38.2)%


OTHER ITEMS
Capital additions....................$  199         $  783   $(584)   (74.5)%

                                  At June 30,    At Dec. 31,     Change
                                       1998           1997      $        %
Total assets.........................$4,399         $4,417   $ (18)    (0.4)%

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

CORE WIRELESS SERVICES


                                            Six months
                                               ended
                                             June 30,             Change
$ in millions                           1998           1997      $       %
Revenue..............................$ 2,384        $ 2,266  $  118     5.2%

EBIT.................................    497            387     110    28.4%
EBITDA...............................    937            786     151    19.1%


OTHER ITEMS
Capital additions....................$   214        $   340  $ (126)  (37.3)%

                                   At June 30,    At Dec. 31,     Change
                                        1998           1997      $       %
Total assets.........................$13,627        $14,123  $ (496)   (3.8)%

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OTHER AND CORPORATE
Other and corporate includes TCG, AT&T Solutions, international operations and ventures, on-line services such as AT&T WorldNet, other businesses, and corporate operations.


                                            Six months
                                               ended
                                              June 30,               Change
$ in millions                              1998        1997         $       %
Revenue................................$  1,549     $ 1,199   $    350    29.1%

EBIT...................................  (3,597)     (1,275)    (2,322) (182.0)%
EBITDA.................................  (3,277)     (1,021)    (2,256) (220.6)%

OTHER ITEMS
Capital additions......................$    639     $   709   $    (70)   (9.7)%

                                      At June 30, At Dec. 31,        Change
                                           1998        1997         $       %
Total assets...........................$ 20,147     $18,501   $  1,646     8.9%

REVENUE
For the six months ended June 30, 1998, other and corporate revenue increased $350 million, or 29.1%, compared to the same period of 1997. The revenue growth in the first half of 1998 compared to the same period in 1997 was primarily due to increases in TCG, AT&T Solutions, AT&T WorldNet and international operations and ventures, partially offset by a decrease in revenue from AT&T Solutions Customer Care.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

EBIT/EBITDA
EBIT and EBITDA declined by $2,322 million, or 182.0%, and $2,256 million, or 220.6%, respectively in the first six months of 1998 compared to the six months ended June 30, 1997. Excluding the impact of the 1998 restructuring and other charges, the 1998 gains on the sales of LIN-TV and AT&T Solutions Customer Care as well as the first quarter 1997 reversal of pre-1995 restructuring reserves, EBIT and EBITDA improved by $455 million, or 33.1%, and $521 million, or 46.4%, respectively. The improvements for the six months ended June 30, 1998, compared to the same period in 1997, were primarily due to an improvement at international operations, increased interest income on temporary cash investments, improvements at both AT&T Solutions and AT&T WorldNet, and reductions in corporate overhead.

ELIMINATIONS
Eliminations reflects the elimination of revenue and profit generated by the sale of services between business segments. The sale of business long-distance services to other AT&T units generates nearly all of the eliminated revenue. Revenue eliminations for the six months ended June 30, 1998 were negative $640 million. EBIT and EBITDA were both negative $11 million for the six months ended June 30, 1998.

SUPPLEMENTAL DISCLOSURES

LOCAL SERVICES
Local services for business and residential customers are included as part of AT&T's business services, consumer services, and other and corporate segments. Other and corporate includes TCG's local business and the costs associated with corporate staff dedicated to AT&T's local services effort.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                             Six months
                                               ended
                                             June 30,            Change
$ in millions                           1998          1997     $        %
Revenue..............................$   435        $  225  $ 210     93.3%

EBIT................................. (1,034)         (404)  (630)  (155.7)%
EBITDA...............................   (878)         (312)  (566)  (181.2)%

OTHER ITEMS
Capital additions....................$   636        $  445  $ 191     42.9%

                                   At June 30,    At Dec. 31,     Change
                                        1998          1997     $        %
Total assets.........................$ 3,770        $4,068  $(298)    (7.3)%

REVENUE
For the first six months of 1998, revenue increased to $435 million, up from $225 million in the same period of last year. The increase was primarily due to revenue growth for switched services. The increased revenue was also a result of increased market penetration, primarily in existing markets, as well as expansion into new markets.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

EBIT/EBITDA
EBIT was negative $1,034 million for the six months ended June 30, 1998. This is a decrease of 155.7% from negative $404 million for the same period of 1997. Excluding the impact of the 1998 asset impairment charge, EBIT decreased $29 million to $433 million in the first six months of 1998 compared to the same period last year. This decline is mainly due to an increase in depreciation and amortization expenses primarily as a result of the expansion of local communications networks and increased investment in AT&T Digital Link. EBITDA declined 181.2% to negative $878 million for the six months ended June 30, 1998 from negative $312 million for the same period of 1997. Excluding the impact of the 1998 asset impairment charge, EBITDA improved 11.1% to negative $277 million in the first six months of 1998 compared to the same period last year. This improvement was primarily due to increased efficiency associated with the network and the company's decision not to pursue the sale of local on a TSR basis.

OTHER ITEMS
Capital additions were $636 million for the six month period ended June 30, 1998, compared to $445 million in the same period last year. Capital spending for local services was primarily related to TCG's expansion, development and construction of its networks, the acquisition and deployment of switches and the expansion of operating support systems.

Total assets were $3,770 million at June 30, 1998, a decrease of $298 million, or 7.3%, compared to $4,068 million at December 31, 1997. The decrease is due primarily to the first quarter write-down of software.

NEW WIRELESS SERVICES BUSINESSES
Information related to AT&T's new wireless services businesses is included in the wireless services' segment discussion.

AT&T SOLUTIONS
AT&T Solutions is comprised of AT&T's outsourcing, network integration and multi-media call center businesses. (The results of AT&T Solutions are included in other and corporate.)

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                            Six months
                                               ended
                                             June 30,             Change
$ in millions                          1998           1997      $       %

Revenue..............................$  459         $  342   $ 117    34.0%

EBIT.................................   (13)          (103)     90    87.4%
EBITDA...............................    56            (29)     85   289.1%

OTHER ITEMS
Capital additions....................$   50         $   37   $  13    35.4%

                                  At June 30,    At Dec. 31,      Change
                                       1998           1997      $       %
Total assets.........................$  549         $  576   $ (27)   (4.7)%

REVENUE
For the six months ended June 30, 1998, revenue grew 34.0% to $459 million. Revenue growth is due primarily to the outsourcing business. The unit currently has more than $3 billion under contract with such clients as United Healthcare, Textron, J.P. Morgan, Merrill Lynch, and MasterCard International. AT&T Solutions manages AT&T's internal network infrastructure, an operation which, while not included in the unit's revenue, provides information technology services and generated internal billings of $780 million for the first six months of 1998.

EBIT/EBITDA
For the six months ended June 30, 1998, EBIT was a negative $13 million. This is an improvement of 87.4% from negative $103 million for the same period in 1997. For the six months ended June 30, 1998, EBITDA was $56 million. This is an increase of 289.1% from negative $29 million for the same period of 1997. The increases in both EBIT and EBITDA are due to revenue growth and improvements in cost structure. AT&T Solutions remains on target to turn profitable by the end of 1998.

OTHER ITEMS
Total assets were $549 million at June 30, 1998, compared to $576 million at December 31, 1997. Approximately 50% of total assets in the first six months of 1998 were related to servicing the internal network infrastructure of AT&T.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

WORLDNET AND OTHER ON-LINE SERVICES
WorldNet and other on-line services includes AT&T WorldNet Internet access service for residential and business consumers (included in other and corporate) as well as web site hosting and other electronic commerce services (included in business services).


                                            Six months
                                               ended
                                             June 30,            Change
$ in millions                          1998           1997      $       %
Revenue..............................$  162         $   91    $ 71    77.8%

EBIT.................................  (224)          (311)     87    27.9%
EBITDA...............................  (199)          (297)     98    33.2%

OTHER ITEMS
Capital additions....................$   19         $   27    $ (8)  (29.9)%

                                  At June 30,    At Dec. 31,     Change
                                       1998           1997      $       %
Total assets.........................$  359         $  334    $ 25     7.4%

REVENUE
For the six months ended June 30, 1998, revenue was $162 million. This is an increase of 77.8% compared to the $91 million in revenue for the six months ended June 30, 1997. The increase was due primarily to continued growth in AT&T WorldNet's residential subscriber base and the expiration of AT&T WorldNet's free-pricing promotion that was offered in 1997. WorldNet subscribers were 1.095 million at June 30, 1998, up from .923 million at June 30, 1997. This is an increase of 18.6% compared to the prior year. Average revenue per customer continues to increase due to the expiration of AT&T WorldNet's initial promotional price programs in favor of regular monthly rates of $9.95 and $19.95. AT&T Web Site Services has approximately 9 thousand hosted sites at the end of the second quarter of 1998 compared with approximately 4 thousand at the end of the second quarter of 1997.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

AT&T continues to explore new ways of growing its internet access business, primarily through AT&T WorldNet and other on-line businesses. In the first quarter of this year AT&T announced a long-distance offer targeting internet access customers. Also, beginning in the first quarter, AT&T WorldNet customers were able to sign up for long-distance services via AT&T's web site and receive a rate of nine cents per minute. The second quarter was highlighted by AT&T's cross-marketing agreements with top Internet search engines Lycos, Excite, Yahoo! and Infoseek. Visitors to each of these sites can now make on-line purchases of AT&T services. These sites will also offer AT&T's new IP-communications applications such as anonymous voice chat and click-to-dial directories. The first of these services, AT&T Chat-n-Talk and AT&T Click-2-Dialsm, were introduced in June. AT&T also announced an agreement with Checkfree that will enable AT&T customers to view and pay their communications bills on the Internet.

EBIT/EBITDA
EBIT was negative $224 million for the six months ended June 30, 1998, an improvement of 27.9% from negative $311 million in the same period of 1997. EBITDA improved 33.2% to negative $199 million for the six months ended June 30, 1998 from negative $297 million for the same period in 1997. The improvements in both EBIT and EBITDA were primarily due to revenue growth and cost efficiencies in AT&T WorldNet.

INTERNATIONAL OPERATIONS AND VENTURES
International operations and ventures includes AT&T's consolidated foreign operations, the Company's transit and reorigination businesses, on-line services in the Asia/Pacific region, as well as the equity earnings/losses of AT&T's non-consolidated joint ventures. International operations and ventures does not include bilateral international long-distance traffic. (The results of international operations and ventures are included in other and corporate.)

                                             Six months
                                                ended
                                              June 30,           Change
$ in millions                          1998           1997      $       %
Revenue..............................$  380         $  316   $  64    20.4%

EBIT.................................  (121)          (261)    140    53.6%
EBITDA...............................   (88)          (228)    140    61.6%

OTHER ITEMS
Capital additions....................$   49         $  308   $(259)  (84.2)%

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


                                  At June 30,    At Dec. 31,     Change
                                       1998           1997      $       %
Total assets.........................$1,536         $1,837   $(301)  (16.4)%


REVENUE
Revenue for the six months ended June 30, 1998 increased 20.4% to $380 million compared to $316 million for the same period last year. This increase was driven by growth in AT&T Communications Services UK and reorigination, partially offset by declines in certain non-strategic businesses, some of which were exited since the second quarter of 1997. For the six month period ended June 30, 1998, revenue from continuing strategic international operations grew 60.5% compared to the same period in 1997.

EBIT/EBITDA
For the six months ended June 30, 1998, EBIT was negative $121 million, an improvement of 53.6% from negative $261 million in the same period in 1997. EBITDA improved 61.6% to negative $88 million for the first six months of 1998 compared to negative $228 million in the first six months of 1997. The improvements were primarily due to increased revenue, the continued exiting of non-strategic businesses and decreased equity losses on unconsolidated operations.

Management is currently assessing the impact, of the announcement regarding the joint venture to be formed with British Telecommunications PLC (BT), on international operations and ventures.

OTHER ITEMS
Total assets were $1,536 million at June 30, 1998, compared to $1,837 million at December 31, 1997. The decrease is due primarily to a decrease in cash.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

FINANCIAL CONDITION

JUNE 30, 1998 VERSUS DECEMBER 31, 1997

                                      June 30,   December 31,    Change
$ in millions                           1998          1997      $        %
Total assets.........................$60,973       $61,095  $  (122)   (0.2)%
Total assets-continuing operations...$60,973       $59,994  $   979     1.6%

Total assets decreased $122 million, or 0.2%, primarily due to our efforts to divest non-strategic assets partially offset by increases in our local communications network. These efforts generated declines in other and long-term receivables, net assets from discontinued operations, and investments, offset by increases in cash and other assets. The decrease in other and long-term receivables is due primarily to repayment of loans by UCS as part of the settlement for our April 2, 1998 sale to Citicorp. The decrease in net assets from discontinued operations also reflects the sale of UCS. The decline in investments is primarily due to the sales of LIN-TV and SmarTone. The increase in cash is mainly due to cash received from Citibank in the second quarter 1998 related to the sale of UCS. The increase in other assets is primarily due to goodwill associated with our purchase of ACC Corp. (ACC). In addition, decreases in property, plant and equipment due to the local asset impairment charge and the sale of AT&T Solutions Customer Care were offset by increases in our local communications network.

Total liabilities decreased $2,111 million, or 5.6%, primarily due to declines in debt, deferred income taxes, payroll and benefit liabilities, and accounts payable, partially offset by increases in long-term benefit-related liabilities and other current liabilities. The decreases in both short-term and long-term debt reflect the paydown of debt with the proceeds from the sales of UCS, LIN-TV and AT&T Solutions Customer Care. The decrease in deferred income taxes primarily reflects the impact of the restructuring and other charges. The decline in payroll and benefit related liabilities primarily reflects annual first quarter payout of employee bonuses and the reversal of a portion of the 1995 business restructuring reserve. The decline in accounts payable is primarily due to a decrease in payables associated with our high year-end capital expenditures. The increase in long-term benefit-related liabilities is primarily due to the second quarter charges associated with the voluntary retirement incentive program for management employees. The charge for pension special termination benefits and other costs resulted in the establishment of a liability for the Management Pension Plan. The increase in other current liabilities is mainly due to an increase in accrued income taxes primarily associated with the sale of UCS.

Total shareowners' equity increased $1,989 million, or 8.4%, primarily due to current year's net income and shares issued to acquire ACC partially offset by dividends declared.

The ratio of total debt to total capital, (defined as debt divided by total capital) at June 30, 1998, was 24.5% compared to 33.5% at December 31, 1997. The decrease was primarily the result of lower debt. If AT&T used its available cash to retire the outstanding debt, there would $491 million debt remaining at June 30, 1998.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


In the normal course of business, AT&T uses certain derivative financial instruments, mainly interest rate swaps and foreign currency exchange rate contracts. The interest rate swaps and foreign currency contracts and options allow the Company to manage its exposures to changing interest rates and currency exchange rates. AT&T does not use derivative financial instruments for speculative purposes. Credit policies are designed to limit the risks of dealing with other parties to these instruments. In management's view, the risks to AT&T from using these derivative financial instruments are small and the benefits include more stable earnings in periods when interest rates and currency exchange rates are changing.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
LIQUIDITY
                                                Six months
                                                  ended
                                                June 30,
$ in millions                                 1998     1997
CASH FLOW:
  Provided by operating activities          $3,913   $2,780
  Provided by(used in) investing activities  8,547   (1,939)
  Used in financing activities              (5,025)    (919)

EBITDA* ................................... $4,068   $5,279
EBITDA, adjusted for gains, charges
  and reserve reversal**...................  6,642    5,162

         * Earnings before interest, taxes, depreciation and amortization **EBITDA for the first six months of 1998 included $3,344 million of restructuring and other charges, pre-tax gains on the sales of LIN Television Corporation (LIN-TV) of $317 million, AT&T Solutions Customer Care of $350 million and AT&T's investment in SmarTone Telecommunications Holdings Limited (SmarTone) of $103 million.

         EBITDA for the six months ended June 30, 1997 contained an $80 million charge for exiting the two-way messaging business and a $100 million benefit from the reversal of pre-1995 restructuring charges. In addition, EBITDA also included a $97 million pre-tax gain on the sale of AT&T Skynet Satellite Services (Skynet).

Cash flows provided by operating activities of continuing operations for the six months ended June 30, 1998, were $3,913 million. This represents an increase of $1,133 million compared to the first six months of 1997. The increase in operating cash flow was driven primarily by a $1,077 million increase in income from continuing operations excluding the restructuring and other charges and the gains on sales which have essentially no impact on operating cash flows.

For the six months ended June 30, 1998, cash provided by investing activities of $8,547 million increased $10,486 million from a $1,939 million use of cash for the six months ended June 30, 1997 due primarily to the UCS sale on April 2, 1998, for which we received $5,722 million in settlement of receivables as well as $3,500 million in proceeds from the sale. Additionally, in 1998 we received $742 million, $625 million and $183 million from the sales of LIN-TV, AT&T Solutions Customer Care and SmarTone, respectively.

Net cash used in financing activities of $5,025 million increased $4,106 million from $919 million for the first six months of 1997. This primarily reflects the use of cash received from 1998 asset dispositions to paydown commercial paper.

In July 1998, AT&T's Board of Directors authorized an open market share repurchase program to repurchase up to $3 billion of AT&T common stock. We began repurchasing shares in the third quarter of 1998 and intend to reissue the repurchased shares as part of the shares to be issued in connection with the TCI merger.

In August 1998, AT&T extinguished approximately $1 billion of debt. This early extinguishment of debt resulted in an after-tax charge of $137 million and was recorded as an extraordinary loss.

EBITDA is a measure of our ability to generate cash flow and should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles. Excluding the restructuring and other charges and gains in 1998 and the 1997 reversal and charge, EBITDA increased 28.7% to $6,642 million for the first six months of 1998 from $5,162 million for the first six months of 1997. The increase was due primarily to our cost reduction efforts.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RECENT PRONOUNCEMENTS
Beginning with the 1998 annual report we will adopt Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The standard defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this standard requires the annual disclosure of: information concerning revenues derived from the enterprise's products or services; countries in which it earns revenues or holds assets, and major customers.

In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." Among other provisions, it standardizes certain disclosure requirements for pension and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain other disclosures. The standard is effective for fiscal years beginning after December 15, 1997. For AT&T this means that the standard is effective for the 1998 annual report. Since the standard applies only to the presentation of pension and other postretirement benefit information, it will not have any impact on AT&T's results of operations, financial position or cash flows.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, the SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998, though early adoption is encouraged. For AT&T this means that it must be adopted no later than January 1, 1999. If AT&T elects to adopt the SOP earlier than the effective date, restatement of interim periods during the year of adoption is required.
Management is currently assessing the impact on AT&T's consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard is effective for fiscal years beginning after June 15, 1999, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T this means that the standard must be adopted no later than January 1, 2000. Management does not expect the adoption of this standard to have a material impact on AT&T's results of operations, financial position or cash flows.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


OTHER DEVELOPMENTS
On July 23, 1998, AT&T completed the merger with TCG, pursuant to an agreement and plan of merger dated January 8, 1998. Each share of TCG common stock was exchanged for 0.943 of AT&T common stock resulting in the issuance of approximately 181.6 million shares in the transaction. The merger was accounted for as a pooling of interests.

On March 3, 1998, AT&T agreed to sell WOOD-TV,  its television  station in Grand
Rapids,   Michigan,   for  approximately   $123  million,   subject  to  certain
adjustments, which is expected to close in the fourth quarter of 1998.

On June 24, 1998, AT&T signed a definitive merger agreement with TCI for an all-stock transaction valued at approximately $48 billion. Under the agreement, AT&T will issue 0.7757 shares of AT&T common stock for each share of TCI Group Series A common stock and 0.8533 shares of AT&T common stock for each share of TCI Group Series B stock. The transaction, which is subject to regulatory, shareowner and other approvals, is expected to be completed in the first half of 1999. Also announced was TCI's intention to combine Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investments unit, to form the new Liberty Media Group. Upon closing of the AT&T/TCI merger, the shareowners of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares currently held in Liberty Media Group and TCI Ventures Group.

AT&T and BT announced on July 26, 1998 that they will create a global venture to serve the complete communications needs of multinational companies and the international calling needs of individuals and businesses around the world. The venture, which will be owned equally by AT&T and BT, will combine trans-border assets and operations of each company, including their existing international networks, all of their international traffic, all of their border products for business customers - including an expanding set of Concert services - and AT&T and BT's multinational accounts in selected industry sectors. The formation of the venture is subject to certain conditions, including receipt of regulatory approvals and the purchase by BT of MCI Communication Corporation's interest in Concert and the final negotiation and execution of definitive documents. The transaction is expected to be completed within 12 months. Based on the merger agreement, AT&T may be required to exit certain operations which compete directly with BT. A full review is currently underway to determine the size and scope of any international restructurings. Management expects to have definitive plans in place by the end of 1998, and accordingly, a restructuring charge associated with this review will be forthcoming.

In August of 1998, AT&T extinguished approximately $1 billion of debt. The early extinguishment of debt resulted in an after-tax charge of $137 million and has been recorded as an extraordinary loss.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998


FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this Report on Form 8-K/A constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Any Form 10-K, Annual Report to Shareowners, Form 10-Q or Form 8-K of AT&T may include forward looking statements, including statements concerning future operating performance, AT&T's share of new and existing markets, AT&T's short- and long-term revenue and earnings growth rates, and general industry growth rates and AT&T's performance relative thereto. These forward looking statements rely on a number of assumptions concerning future events, including the adoption and implementation of balanced and effective rules and regulations by the FCC and the state public regulatory agencies, and AT&T's ability to achieve a significant market penetration in new markets. These forward looking statements are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements.

For a more complete discussion of the factors that could cause actual results to differ materially from such forward looking statements, see the discussion thereof contained under the heading "Forward Looking Statements" in the Company's Form 10-K for the year ended December 31, 1997. Readers should also consider the factors discussed under the headings "Results of Operations" and "Financial Condition" included in this Form 8-K/A. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998



                        CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                                 For the Six
                                                 Months Ended
                                                   June 30,
                                                 1998      1997

Revenues...................................   $26,042   $25,584

Operating Expenses
Access and other interconnection...........     7,830     8,513
Network and other
 communications services...................     4,753     4,612
Depreciation and amortization .............     2,194     1,908
Selling, general and administrative .......     7,089     7,453
Restructuring and other charges............     3,344         -
Total operating expenses ..................    25,210    22,486

Operating income...........................       832     3,098

Other income - net ........................     1,013       239
Interest expense ..........................       208       166
Income from continuing operations
 before income taxes ......................     1,637     3,171
Provision for income taxes ................       582     1,251
Income from continuing operations .........     1,055     1,920
Income from discontinued operations
 (net of taxes of $6 and $43)..............        10        69
Gain on sale of discontinued operation
 (net of tax of $799) .....................     1,290         -

Net income ................................   $ 2,355   $ 1,989

Weighted average common shares and
 potential common shares (millions)*.......     1,813     1,783

Per common share - basic:
 Income from continuing operations ........   $  0.59   $  1.08
 Income from discontinued operations.......      0.01      0.04
 Gain on sale of discontinued operation....      0.71         -
 Net income ...............................   $  1.31   $  1.12

Per common share - diluted:
 Income from continuing operations ........   $  0.58   $  1.08
 Income from discontinued operations.......      0.01      0.04
 Gain on sale of discontinued operation....      0.71         -
 Net income ...............................   $  1.30   $  1.12

Dividends declared per common share........   $  0.66   $  0.66

*Amounts represent the weighted-average shares assuming dilution from the potential exercise of stock options. Amounts are reduced by 16 and 7 million for the six month periods ended June 30, 1998, and 1997, respectively, assuming no dilution.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                           CONSOLIDATED BALANCE SHEETS
                   (Dollars in Millions Except Share Amounts)
                                   (Unaudited)

                                         June 30,   December 31,
                                            1998           1997
ASSETS

Cash and cash equivalents .............. $ 7,845        $   318

Marketable securities...................     123            307

Receivables less allowances
  of $1,044 and $988
  Accounts receivable...................   8,850          8,675
  Other receivables.....................     404          5,684

Deferred income taxes...................   1,440          1,252

Other current assets....................     517            541

Total current assets....................  19,179         16,777

Property, plant and equipment, net
  of accumulated depreciation of
  $23,815 and $22,233 ..................  24,244         24,203

Licensing costs, net of accumulated
  amortization of $1,168 and $1,076.....   8,272          8,368

Investments.............................   3,221          3,866

Long-term receivables...................     671          1,794

Prepaid pension costs...................   1,942          2,156

Other assets............................   3,444          2,830

Net assets of discontinued operation....       -          1,101

TOTAL ASSETS............................ $60,973        $61,095

                                    (CONT'D)

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                      CONSOLIDATED BALANCE SHEETS (CONT'D)
                   (Dollars in Millions Except Share Amounts)
                                   (Unaudited)


                                         June 30,  December 31,
                                            1998          1997
LIABILITIES
Accounts payable.......................  $ 6,009       $ 6,402
Payroll and benefit-related
  liabilities..........................    1,623         2,390
Debt maturing within one year..........    1,175         4,085
Dividends payable......................      538           538
Other current liabilities..............    5,380         3,902

Total current liabilities..............   14,725        17,317

Long-term debt.........................    7,161         7,857
Long-term benefit-related liabilities..    5,419         3,142
Deferred income taxes..................    4,662         5,711
Other long-term liabilities and
  deferred credits.....................    3,339         3,390

Total liabilities .....................   35,306        37,417

SHAREOWNERS' EQUITY
Common shares - par value $1 per share.    1,806         1,789
  Authorized shares: 6,000,000,000
  Outstanding shares:
  1,806,071,000 at June 30, 1998;
  1,789,013,000 at December 31, 1997
Additional paid-in capital.............   18,063        17,121
Guaranteed ESOP obligation.............      (58)          (70)
Retained earnings......................    5,905         4,876
Accumulated other comprehensive
  income...............................      (49)          (38)

Total shareowners' equity..............   25,667        23,678

TOTAL LIABILITIES & SHAREOWNERS' EQUITY  $60,973       $61,095

                 See Notes to Consolidated Financial Statements.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                             (Dollars in Millions)
                                   (Unaudited)


                                                  For the Six Months Ended
                                                          June 30,
                                                   1998                1997

Common Shares
  Balance at beginning of year............... $ 1,789            $ 1,774
  Shares issued, net:
    Under employee plans.....................       2                  2
    Under shareowner plans...................       -                  -
    For acquisitions.........................      15                  5
    Balance at end of period.................   1,806              1,781

Additional Paid-In Capital
  Balance at beginning of year...............  17,121             16,624
  Shares issued(acquired), net:
    Under employee plans.....................      52                 55
    Under shareowner plans...................       -                  9
    For acquisitions.........................     807                 89
    Other....................................      83                 18
Balance at end of period.....................  18,063             16,795

Guaranteed ESOP Obligation
  Balance at beginning of year...............     (70)               (96)
  Amortization...............................      12                 13
Balance at end of period.....................     (58)               (83)

Retained Earnings
  Balance at beginning of year...............   4,876              2,790
   Net income.................................  2,355  $2,355      1,989 $1,989
  Dividends declared.........................  (1,072)            (1,073)
  Treasury shares issued at less than cost...    (257)               (52)
  Other changes..............................       3                  4
Balance at end of period.....................   5,905              3,658

Accumulated Other Comprehensive Income
  Balance at beginning of year...............     (38)                 -
  Other Comprehensive Income
    (net of taxes of ($49) and ($8)) ........     (11)    (11)       (38)   (38)
  Total Comprehensive Income.................          $2,344            $1,951
Balance at end of period.....................     (49)               (38)

Total Shareowners' Equity.................... $25,667            $22,113

                  See Notes to Consolidated Financial Statements.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Millions)
                                   (Unaudited)

                                                   For the Six
                                                   Months Ended
                                                     June 30,
                                                  1998      1997
Operating Activities
Net income ...............................     $ 2,355   $ 1,989
Deduct: Income from discontinued
          operations .....................          10        69
        Gain on sale of discontinued
          operation.......................       1,290         -

Income from continuing operations ........       1,055     1,920
Adjustments to reconcile net income to
  net cash provided by operating
  activities of continuing operations:
   Restructuring and other charges........       3,344         -
   Gains on sales.........................        (770)      (97)
   Depreciation and amortization..........       2,194     1,908
   Provision for uncollectibles...........         714       812
   Increase in accounts receivable........        (872)     (437)
   Increase(decrease) in accounts payable.         131      (124)
   Net increase in other operating
     assets and liabilities...............        (666)   (1,350)
   Other adjustments for noncash
     items - net..........................      (1,217)      148

Net cash provided by operating
  activities of continuing operations.....       3,913     2,780

Investing Activities
  Capital expenditures....................      (3,289)   (3,147)
  Proceeds from sale or disposal of
    property, plant and equipment.........          45        48
  Decrease in other receivables...........       6,404       923
  Acquisitions of licenses................         (55)     (291)
  Sales of marketable securities..........       1,239       161
  Purchases of marketable securities......      (1,055)      (82)
  Equity investment distributions and sales      1,202       113
  Equity investment contributions.........         (58)     (267)
  Proceeds from dispositions..............       4,172       657
  Other investing activities - net........         (58)      (54)

Net cash provided by(used in) investing
  activities of continuing operations.....       8,547    (1,939)

                                    (CONT'D)

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
                              (Dollars in Millions)
                                   (Unaudited)

                                                   For the Six
                                                   Months Ended
                                                     June 30,
                                                  1998      1997

Financing Activities
  Proceeds from long-term debt issuance..            2         2
  Retirements of long-term debt..........         (729)     (472)
  Acquisition of common shares - net.....         (215)       28
  Dividends paid.........................       (1,072)   (1,070)
  Decrease in short-term
    borrowings - net.....................       (3,027)      562
  Other financing activities - net.......           16        31
Net cash used in financing activities
  of continuing operations...............       (5,025)     (919)

Net cash provided by
  discontinued operations................           92        11

Net increase(decrease) in cash and
  cash equivalents.......................        7,527       (67)

Cash and cash equivalents
  at beginning of year...................          318       196

Cash and cash equivalents
  at end of period.......................      $ 7,845   $   129



                 See Notes to Consolidated Financial Statements.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

(a)           BASIS OF PRESENTATION
              The consolidated financial statements have been prepared by AT&T Corp. ("AT&T" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, include all adjustments, necessary for a fair statement of the consolidated results of operations, financial position and cash flows for each period presented. The consolidated results for interim periods are not necessarily indicative of results for the full year.

(b)           RESTRUCTURING AND OTHER CHARGES
              During the first quarter AT&T recorded a pre-tax charge of $601 related to the Company's decision not to pursue Total Service Resale (TSR) as a local service strategy. The Regional Operating Companies have made it extremely difficult to enter the local market under a TSR strategy. After spending several billions of dollars in an attempt to enter this market, it became clear to
              AT&T that both the economics and AT&T's ability to properly service its customers were not acceptable. This has compelled AT&T to exit TSR as a strategy for residential and certain business markets. This decision was reached gradually - culminating with a public announcement on January 26, 1998. A thorough financial and operational review of that decision was conducted during the first quarter resulting in an asset impairment recorded as of March 31, 1998. An impairment review was performed using the criteria described in Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." There were minimal revenues associated with TSR which did not cover the direct costs associated with servicing these customers. The TSR software was designed and developed to uniquely support the TSR option and cannot be utilized to support other connectivity options and accordingly, a determination was made that the software was impaired and should be written-off.

              Of the $601 charge, the software and software equipment write-offs discussed above were $543 and $42, respectively. An additional $16 related to contractual obligations. AT&T was subject to certain obligations and termination penalties under several vendor contacts that were cancelled during the first quarter as a result of this decision and, therefore, AT&T received no operational benefit from the costs incurred under the contracts. All obligations are expected to be settled in 1998.

              It was noted during the first quarter 1998 review of the TSR exit that certain fixed assets associated with the local initiative may also be impaired. However, consideration was given to the possibility of an alternative use for these assets pending the merger with TCG, a local service provider. AT&T expects this to be completed by year end. Based on our findings to date over half of the assets which were initially purchased for TSR can be utilized elsewhere in AT&T. However, AT&T does expect an asset impairment charge of approximately $50 to $100 in the fourth quarter of 1998 for assets which could not be utilized or disposed of at book value.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

              During the second quarter 1998 AT&T recorded restructuring charges of $2,743 primarily in connection with a plan, announced on January 26, 1998, to reduce headcount by 15,000 to 18,000 over two years as part of the Company's overall cost reduction program. In connection with this plan, a voluntary retirement incentive program (VRIP) was offered to eligible management employees. Approximately 15,300 management employees accepted the VRIP offer. The restructuring charges of $2,743 include a pre-tax charge of $2,724 comprised of $2,412 for pension special termination benefits and other costs and $312 for postretirement special termination benefits and curtailment losses. AT&T originally expected this amount to be partially offset by approximately $1.1 billion of gains to be recognized in the third and fourth quarters of this year as employees' pension benefit obligations are settled. In the third quarter 1998 we recognized a $602 gain associated with the settlement of a portion of the pension obligations. The amount of the gain to be recognized in the fourth quarter is subject to market fluctuations, and therefore, the initial amount forecasted for this gain is likely to change.

              The second quarter restructuring charges of $2,743 also include pre-tax charges of $125 for related facility costs and $150 for executive separation costs. The second quarter charges were partially offset by the reversal of $256 (pre-tax) of 1995 business restructuring reserves resulting from the overlap of the VRIP acceptance rate on certain 1995 projects.

              Of the 15,300 employees who accepted the offer, 3,400 were already included as part of previously established 1995 exit plans. Because the benefit cost of the VRIP offer was greater than AT&T's normal severance cost, AT&T had to increase its restructure charge. This increase was accounted for by recording a $2.2 billion charge to reflect the 15,300 employees accepting the offer, and the elimination of the original accrual of approximately $200 AT&T had for the 3,400 employees under the 1995 plan. The balance of approximately $60 related to reserves which were no longer deemed necessary based on the second quarter review.

              The special termination benefits reflect the value of pension benefit improvements and expanded eligibility for retirement-related benefits, such as medical, dental and life insurance. The program permitted employees to choose either a total lump sum distribution of their pension benefits or periodic future annuity payments. The VRIP offer was formally distributed to eligible management employees during the first week of April and one's irrevocable acceptance had to be postmarked by May 22, 1998 to be valid. Employee exits were spread over three primary dates in 1998, June 30, September 30, and December 30. Substantially all employees terminating under the VRIP will be off roll by December 30, 1998.

              The VRIP offer was extended to employees who were participants in the AT&T Management Pension Plan at any time from January 1, 1998 through January 21, 1998, inclusive, in a management position lower than Executive level. The individual had to be either on the active payroll or on an approved leave of absence with a guaranteed right of reinstatement. Additionally, to be eligible for the offer, the management employee had to meet the vesting requirements of the AT&T Management Pension Plan by the date they terminate employment.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

              The VRIP offer was generally announced to employees on January 26, 1998. During February, management employees received an electronic mail message describing various details about the program. In March, eligible employees received a more detailed written overview of the program. Also in March, AT&T began to offer VRIP seminars for eligible employees in an effort to reinforce the content of the program. During the first week of April, detailed VRIP offer packages, with estimates of employee-specific data, were provided to employees eligible to participate.

              As of September 30, 1998, approximately 8,200 employees have terminated employment under VRIP and AT&T has settled the pension obligations covering about 8,000 of these employees. Related to these exits, lump sum pension distributions totaling $2.6 billion, which includes a portion of the special pension termination benefits referred to above, have been made to these former employees, resulting in a settlement gain of $602 recorded in the third quarter. In addition, as of November 1, 1998, another 2,400 employees left the business under the VRIP. By December 31, 1998, substantially all of the remaining VRIP participants will have terminated employment and the associated settlement gain will be recorded.

              AT&T recorded a restructuring charge related to the exit of certain businesses in the fourth quarter of 1995 as part of a three year exit plan. The balance of the 1995 restructuring charge as of September 30, 1998 is $315. This remaining balance is primarily comprised of excess space or abandoned lease space in various facilities and employee termination costs. In many cases it was more appropriate, from an economic standpoint, to continue to lease excess space until the lease contract expires than to pay the penalties involved with early termination of the lease. The remaining balance of employee termination costs primarily relates to headcount reductions anticipated to occur by year-end.

              AT&T expects the remainder of the projects supporting the 1995 reserve to be substantially complete by the end of 1998, which is consistent with AT&T's original three-year restructuring plan. AT&T is currently reviewing the status of all open projects and will make appropriate adjustments to the reserve balance based on that review.


              AT&T also recorded $85 of TCG merger related expenses in the third quarter. The net pre-tax benefit to AT&T was $517.

              In the first three quarters of 1998 the net restructuring and other charges discussed above totaled $2,827 pre-tax.

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)


(c)           DISCONTINUED OPERATIONS
              Pursuant to Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30) the consolidated financial statements of AT&T reflect the dispositions of AT&T's submarine systems business (SSI), which was sold to Tyco International Ltd. on July 1, 1997 for approximately $850, and the sale of AT&T Universal Card Services, Inc. (UCS), which was sold to Citibank on April 2, 1998 for $3,500, as discontinued operations. The after-tax gain resulting from the disposal of UCS was $1,290, or $0.71 per share. Included in the sale was the signing of a co-branding and joint marketing agreement. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of SSI and UCS have been excluded from the respective captions in the Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows, and have been reported through their respective dates of disposition as "Income from discontinued operations," net of applicable income taxes; as "Net assets of discontinued
              operations";   and  as  "Net   cash   provided   by   discontinued
              operations."

              Summarized financial information for discontinued operations is as follows:

                                                For the Six
                                                Months Ended
                                                  June 30,
                                              1998        1997

              Revenues                      $  365      $1,188
              Income before
                income taxes                    16         112
              Net income                    $   10      $   69

                                          At June  At December
                                         30, 1998     31, 1997
              Current assets               $    -       $7,734
              Total assets                      -        7,808
              Current liabilities*              -        5,602
              Total liabilities*                -        6,707
              Net assets of discontinued
                operations                 $    -       $1,101

              *Current liabilities include $5,224 of debt maturing within one year and total liabilities include an additional $1,093 of long-term debt at December 31, 1997, both of which were payable to AT&T. On April 2, 1998, we received $5,722 as settlement of these receivables from UCS.

              No interest expense was allocated to discontinued operations in 1998 or 1997 due to the immateriality of the amounts; however, UCS recorded direct interest expense of $85 and $141 for the six month

Form 8-K/A                                                            AT&T Corp.
October 16, 1998

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

              periods ended June 30, 1998, and 1997, respectively.

(d)           RECLASSIFICATION
              We have reclassified certain prior period amounts to conform with our current presentation.

(e)           TELEPORT COMMUNICATIONS GROUP INC. MERGER
              On July 23, 1998, AT&T completed the merger with TCG, pursuant to an agreement and plan of merger dated January 8, 1998. Each share of TCG common stock was exchanged for 0.943 of AT&T common stock resulting in the issuance of 181.6 million shares in the transaction. The merger was accounted for as a pooling of interests, and accordingly, AT&T's results of operations, financial position and cash flows have been restated to reflect the merger.


(f)           TELE-COMMUNICATIONS, INC. ACQUISITION
              On June 24, 1998, AT&T signed a definitive merger agreement with TCI for an all-stock transaction. Under the agreement, AT&T will issue 0.7757 shares of AT&T common stock for each share of TCI Group Series A common stock and 0.8533 shares of AT&T common stock for each share of TCI Group Series B stock. The transaction, which is subject to regulatory, shareowner and other approvals, is expected to be completed in the first half of 1999. Also announced was TCI's intention to combine Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investments unit, to form the new Liberty Media Group. Upon closing of the AT&T/TCI merger, the shareowners of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares currently held in Liberty Media Group and TCI Ventures Group.

(g)           JOINT VENTURE WITH BRITISH TELECOMMUNICATIONS PLC (BT)
              AT&T and BT announced on July 26, 1998 that they will create a global venture to serve the complete communications needs of multinational companies and the international calling needs of individuals and businesses around the world. The venture, which will be owned equally by AT&T and BT, will combine trans-border assets and operations of each company, including their existing international networks, all of their international traffic, all of their trans-border products for business customers -- including an expanding set of Concert services -- and AT&T and BT's multinational accounts in selected industry sectors. The formation of the venture is subject to certain conditions, including receipt of regulatory approvals and the purchase by BT of MCI Communication Corporation's interest in Concert and the final negotiation and execution of definitive documents. The transaction is expected to be completed within 12 months. Based on the merger agreement, AT&T may be required to exit certain operations which compete directly with BT. A full review is currently underway to determine the size and scope of any international restructurings. Management expects to have definitive plans in place by the end of 1998, and accordingly, a restructuring charge associated with this review will be forthcoming.

(h)           EXTRAORDINARY LOSS
              In August 1998, AT&T extinguished approximately $1 billion of debt. This early extinguishment of debt resulted in an after-tax charge to AT&T of $137 and was recorded as an extraordinary loss.